As filed with the Securities and Exchange Commission on April 24, 2008.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NEW HORIZONS WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2941704
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1900 S. State College Boulevard
Suite 650
Anaheim, California  92806
(714) 940-8000

(Address, including zip code, of Principal Executive Offices)

NEW HORIZONS WORLDWIDE, INC. AMENDMENT NO. 1
to
OMNIBUS EQUITY PLAN
(Full Title of the Plan)

Mark A. Miller
President and Chief Executive Officer
1900 S. State College Boulevard, Suite 650
Anaheim, California  92806
(714) 940-8000
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Justin W. Chairman, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	1,000,000	$1.65	$1,650,000	$64.85

(1)           This registration statement covers additional shares of Common Stock of New Horizons Worldwide, Inc. that may be offered or sold pursuant to the Amendment No. 1 to the New Horizons Worldwide, Inc. Omnibus Equity Plan.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)           Estimated pursuant to Paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of shares of New Horizons Worldwide, Inc.’s Common Stock on April 22, 2008, as reported on the National Daily Quotations Journal, often referred to as the “pink sheets”.

EXPLANATORY NOTE

New Horizons Worldwide, Inc. (the “Registrant”) files this Registration Statement with respect to 1,000,000 additional shares of its Common Stock that may be offered or sold pursuant to the New Horizons Worldwide, Inc. Omnibus Equity Plan, as amended by the Amendment No. 1 to the New Horizons Worldwide, Inc. Omnibus Equity Plan.

The Registrant files this Registration Statement pursuant to Instruction E of Form S-8 and incorporates by reference the contents of the Registration Statement previously filed by the Registrant on Form S-8 (File No. 333-56585) on June 11, 1998. The registration hereunder of 1,000,000 shares of the Registrant’s Common Stock will increase the number of shares registered for issuance under the New Horizons Worldwide, Inc. Omnibus Equity Plan, as amended, to 2,250,000 shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(1)           the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007; and

(2)           the description of the Registrant’s shares of Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 22, 1989 to register such securities under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments filed for the purpose of updating such information.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.  Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this Registration Statement by reference from the Registrant’s Annual Report on Form 10-K have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 4.                                                           Description of Securities.

Not Applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Not Applicable.

Item 6.                                                           Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the conditions and limitations governing the indemnification of officers, directors and other persons.  Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he acted in good faith and in a manner that he reasonably believed to be in the best interests of the corporation. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 establishes provisions for determining that a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Article V of the Registrant’s By-laws provides that the Registrant shall indemnify, to the fullest extent permitted by Delaware law, any director or officer who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she, or a person of he or she is the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another entity, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement) reasonably incurred by such person in connection therewith. In addition, provisions of Article V of the Registrant’s By-laws provide for the advancement of expenses, including attorneys’ fees, incurred by a director or officer of the Registrant in defending any proceeding for which indemnification is provided under Article V upon receipt of an undertaking to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant as authorized in Article V. In addition, Article V permits the Registrant to maintain insurance, at its expense, to protect itself and any of its directors or officers or individuals serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another entity, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 102(b) of the DGCL permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s duty of care. Accordingly, Article VII of the Registrant’s Amended Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article VII of the Registrant’s Amended Certificate of Incorporation further provides that any repeal, amendment or other modification of Article VII will not affect the liability or alleged liability of any director of the corporation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

In addition to the foregoing, the Registrant has entered into indemnity agreements with its executive officers and directors. The indemnity agreements provide that such persons will be indemnified to the fullest extent permitted by law against all expenses (including attorneys’ fees), judgments, fines, amounts paid or incurred by them for settlement in any action or proceeding on account of their service as a director or officer of the Registrant or of any subsidiary of the Registrant or of any other entity in which they are serving at the request of the Registrant. The agreements bind the registrant to provide indemnification to directors and officers whether or not the Registrant maintains directors and officers liability insurance coverage and regardless of any future changes in the By-laws. The protection to be afforded directors and officers by the agreements is broader than that provided under the indemnification provisions contained in the By-laws, in that the agreements expressly provide for the advancement of expenses and for indemnification with respect to amounts paid in settlements of derivative actions.

Item 7.                                                           Exemption from Registration Claimed.

Not Applicable.

Item 8.                                                           Exhibits.

Exhibit	Description

4.1

New Horizons Worldwide, Inc. Omnibus Equity Plan, incorporated herein by reference to Exhibit 4.11 of the Registrant’s Registration Statement on Form S-8 (File No. 333-56586) filed with the Commission on June 11, 1998.

4.2

Amendment No. 1 to Omnibus Equity Plan, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002 (File No. 000-17840) filed with the Commission on August 14, 2002.

4.3

Restated Certificate of Incorporation of New Horizons Worldwide, Inc., incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 (File No. 000-17840) filed with the Commission on August 14, 2001.

4.4

Amended and Restated By-Laws of New Horizons Worldwide, Inc., incorporated herein by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 (File No. 000-17840) filed with the Commission on August 14, 2001.

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24	Power of Attorney (included as part of the signature page).

Item 9.                                                           Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)            Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement;

(iii)          Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

(2)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Anaheim, State of California, on April 24, 2008.

NEW HORIZONS WORLDWIDE, INC.

By:	MARK A. MILLER
Mark A. Miller
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Miller and Charles J. Mallon, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

MARK A. MILLER	President and Chief Executive Officer	April 24, 2008
Mark A. Miller	& Director (Principal Executive
Officer)

CHARLES J. MALLON	Chief Financial Officer (Principal	April 24, 2008
Charles J. Mallon	Financial and Accounting Officer)

CURTIS LEE SMITH, JR.	Director	April 22, 2008
Curtis Lee Smith, Jr.

ARNOLD M. JACOB	Director	April 22, 2008
Arnold M. Jacob

ROBERT H. ORLEY	Director	April 22, 2008
Robert H. Orley

RICHARD L. OSBORNE	Director	April 22, 2008
Richard L. Osborne

NEW HORIZONS WORLDWIDE, INC.

INDEX TO EXHIBITS

Exhibit Number	Document

4.1

New Horizons Worldwide, Inc. Omnibus Equity Plan, incorporated herein by reference to Exhibit 4.11 of the Registrant’s Registration Statement on Form S-8 (File No. 333-56586) filed with the Commission on June 11, 1998.

4.2

Amendment No. 1 to Omnibus Equity Plan, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002 (File No. 000-17840) filed with the Commission on August 14, 2002.

4.3

Restated Certificate of Incorporation of New Horizons Worldwide, Inc., incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 (File No. 000-17840) filed with the Commission on August 14, 2001.

4.4

Amended and Restated By-Laws of New Horizons Worldwide, Inc., incorporated herein by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 (File No. 000-17840) filed with the Commission on August 14, 2001.

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP (included with Exhibit 5.1).

24	Power of Attorney (included as part of the signature page).